Exhibit 99.1

First Quarter 2020 Earnings Call Transcript
April 29, 2020

C O R P O R A T E P A R T I C I P A N T S

Shannon Devine, Investor Relations, Solebury Trout, LLC

Alan J. Lane, President and Chief Executive Officer

Antonio Martino, Chief Financial Officer

Ben Reynolds, Executive Vice President and Director of Corporate Development

C O N F E R E N C E C A L L P A R T I C I P A N T S

Joseph Vafi, Canaccord Genuity

Eugene Koysman, Barclays

Michael Schiavone, Keefe, Bruyette & Woods, Inc.

Ryan Todd, The Block Research

P R E S E N T A T I O N

Operator

Good morning, and welcome to the Silvergate Capital Corporation First Quarter 2020 Earnings Conference Call.

During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference line will be opened for questions with instructions to follow at that time. As a reminder, this conference call is being recorded.

I would now like to turn the call over to Shannon Devine, Investor Relations for Silvergate. Shannon, please go ahead.

Shannon Devine, Investor Relations, Solebury Trout, LLC

Thank you, Operator, and good morning, everyone. We appreciate your participation in our First Quarter 2020 Earnings Call.

With me here today are Alan Lane, our President and Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, EVP and Silvergate Bank’s Director of Corporate Development.

As a reminder, a telephonic replay of this call will be available through 11:59 pm Eastern Time on May 13, 2020. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans, and prospects. Such statements are subject to a variety of risks, uncertainties, and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward looking statements.

Additionally, during today's call, we will discuss certain non-GAAP measures which we believe are useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. A reconciliation of these non-GAAP measures to the most comparable GAAP measure can be found in our earnings release.

At this point, I'll turn the call over to Alan.

Alan J. Lane, President and Chief Executive Officer

Thank you, Shannon, and good morning, everyone.

On today’s call, I’ll provide an update on our operations and the steps we’ve taken to ensure the safety of our employees and uninterrupted service to our customers given the rapid spread of the COVID-19 pandemic. I will then review our first quarter results and the success that we continue to achieve growing the Silvergate Exchange Network, our global payments platform known around the world as the SEN. Tony will provide a more detailed review of our financial results, and then we’ll open the call for your questions. Ben Reynolds is also with us today for the Q&A portion of our call.

I’d like to start by thanking all of our employees for their hard work and efforts during a truly challenging time as the COVID-19 pandemic has greatly changed how we work and live. Our first priority has been the safety of our employees, and I am grateful that Silvergate maintains a robust business continuity plan with periodic tests to ensure the plan’s effectiveness. Our most recent test of the pandemic portion of our business continuity plan was in September of last year which positioned our team to quickly move a majority of our employees to a remote working environment while seamlessly maintaining our operations.

We also remain committed to supporting our customers and local communities during this challenging period. As a result, we have initiated payment relief for borrowers who have been impacted by COVID-19, and established referral relationships for those seeking assistance under the SBA’s Paycheck Protection Program. We remain committed to partnering with our customers through this difficult time and doing our part to help move the economy forward.

While the duration of the pandemic and its impact on the economy are uncertain, we have been taking the necessary steps to prepare Silvergate for a potential economic downturn for some time. More than a year ago, we began taking measured steps to protect the Company against declining interest rates while maintaining our strict underwriting standards and a conservative balance sheet. A core tenet of our culture is our disciplined underwriting and lending approach with procedures in place to ensure we maintain the overall credit quality of our loan portfolio. Our conservative approach is evident in our commercial and multi-family real estate portfolios where the weighted average loan-to-value is 53% and in our single-family residential real estate portfolio where the weighted average loan-to-value is 54%, both as of March 31, 2020.

We also benefit from a strong capital and liquidity position which provides us with real confidence in the face of such an uncertain environment. At quarter end, Silvergate had a Total Risk-Based Capital Ratio of 26.05%, and had balance sheet liquidity of $1.1 billion in cash, cash equivalents, and investment securities held for sale at fair market value, which represented 49% of our total assets.

While we have positioned our balance sheet for an economic downturn, we have also positioned Silvergate to succeed in a digital world as we have become the leading provider of innovative financial infrastructure solutions and services to participants in the digital currency industry. We believe that Silvergate is the first bank in the world to bring the legacy financial system, which historically only operates during normal business hours five days a week, into the 24/7/365 digital currency market, which never sleeps. This is particularly relevant today given the dislocation that has occurred not only in traditional banking operations, but also across all major asset classes which have experienced extreme volatility.

Importantly, the SEN provides our institutional clients a critical advantage as it enables them to move U.S. dollars between digital currency exchanges in near real-time, providing capital efficiency and the ability to trade the asset class 24 hours a day, seven days a week. Our hedge fund customers who use the SEN have a competitive advantage over other hedge funds that aren’t on the SEN since our customers can move money at times that non-customers can’t, and, as a result, our customers’ capital is more efficient. These are no-cost book transfers between current Silvergate customers, and because you have to be a Silvergate deposit customer to use the SEN, these deposits don’t leave Silvergate when they are transferred from customer to customer.

As shown on Slide 5, our digital currency platform continued its impressive expansion in the first quarter. We grew our net digital currency customers 38% year-over-year to 850, while our pipeline of new digital currency customers remained very strong with over 200 customers in the sales pipeline and going through our on-boarding process. The value of the SEN to our institutional clients, as well as the platform’s competitive advantage and network effect, are substantiated by SEN transfer volumes of $17.4 billion and over 31,000 SEN transactions completed during the first quarter alone. Both of these metrics reflect over 100% growth since the fourth quarter of 2019.

While our growth in new digital currency customers contributed to the strength in the quarter, we also believe that customers’ preference to transact digitally versus manually also drove share gain for the SEN as Silvergate’s transaction volume increased 118% versus overall bitcoin volume growth of 75% over the previous quarter.

Digital currency fee income rose 92% to $1.7 million as compared to the first quarter in 2019, as demand for our cash management solutions, foreign currency exchange services, and deposit solutions drove more transaction activity from our digital currency customers. You may recall that Silvergate upgraded its cash management platform to Finastra during 2019 so that we could provide our customers with API-enabled wire management solutions, and, at the same time, scale operations without adding headcount. We’ve seen more customers adopt that platform during the quarter and a corresponding growth in fee income. Additionally, demand for FX services was robust during the quarter and we believe we are still in the early stages of building out that product suite.

As we continue to grow the number of institutional clients, we believe that the network effect and competitive advantage of the SEN will continue to grow stronger and enable Silvergate to successfully develop new product offerings to meet our customers’ needs. To that point, I am very excited by our launch of SEN Leverage which will allow Bank customers to obtain U.S. dollar loans collateralized by bitcoin. The product uses the SEN to fund loans and process repayments in real time, 24 hours per day, seven days per week. We are applying the same rigorous underwriting standards that have served us well over the years to this new lending initiative, and, through the first quarter, approved $12.5 million in bitcoin collateralized loans. I would highlight that we are currently still in the pilot phase with expectations of more fully rolling out the product in the second half of 2020. Importantly, this further demonstrates Silvergate’s innovative culture and focus on serving our customers’ needs. Over time, we see SEN Leverage as a strong growth driver. In addition, we will continue to invest in new product development as we work to enhance both the value of the SEN and its competitive advantage.

With that, I would now like to turn the call over to Tony for a more detailed review of our financial results.

Antonio Martino, Chief Financial Officer

Thank you, Alan, and good morning, everyone.

This morning, Silvergate reported first quarter net income of $4.4 million, or $0.23 per diluted share, up from $3.6 million and $0.19 per diluted share reported for the fourth quarter of 2019. Our tangible book value per share increased to $13.11 at the end of the quarter, up 16% compared to a year ago.

Turning to Slide 6, in the first quarter, deposits increased $188.3 million, or 10.4%, to $2 billion as compared to the fourth quarter of 2019. Noninterest bearing deposits totaled $1.7 billion, representing 87.1% of our total deposits at March 31, 2020. The increase in total deposits from the prior quarter reflects changes in deposit levels of our digital currency customers. The increase in total deposits from March 31, 2019 reflects a net increase of $141.3 million in callable brokered certificates of deposit associated with our hedging strategy, as well as changes in deposit levels of our digital currency customers.

We have continued to lower the cost associated with our callable brokered certificates of deposit by calling and reissuing a portion of these deposits at lower rates, while extending their duration. As of March 31, 2020, our balance of callable brokered certificates of deposit had a face value of $142.6 million, with an all-in cost of 1.92% and a remaining duration of 60 months. This compares to a balance of $325 million, with an all-in cost of 2.29% and a remaining duration of 56 months as of December 31, 2019.

On an overall basis, our weighted average cost of deposits for the quarter was 87 basis points, with a total of 81 basis points related to the callable brokered CDs. Out of the total 81 basis points, 46 basis points was related to the $2.1 million premium expense for calling a portion of the CDs, with the remaining 35 basis points resulting from the underlying all-in cost of carrying the CDs throughout the quarter. This compares to a weighted average cost of deposits of 84 basis points in the fourth quarter of 2019, of which 78 basis points were related to the interest and premium expense related to the brokered callable CDs. This also compares to a weighted average cost of deposits of eight basis points in the first quarter of 2019 when we did not have any callable brokered CDs.

Turning to Slide 7, our net interest margin was 2.86% for the first quarter, compared to 2.97% in the fourth quarter and 4.01% for the first quarter of 2019. The first quarter decrease was driven by both the federal funds rate reductions over the last three quarters, as well as $2.1 million of premium expense, or approximately a 39 basis point reduction in the first quarter, resulting from calling and reissuing brokered CDs.

Our cost of funds was flat at 94 basis points as compared to the prior quarter, as an increase in brokered CD call premium was offset by lower brokered CD interest expense, both on rate and volume basis, and a favorable mix from an additional $100.9 million in average noninterest bearing deposits.

During the first quarter of 2020, we sold $200 million in notional amount of interest rate floors, which resulted in a net gain of $8.4 million to be recognized over the weighted average remaining term of 4.1 years. These interest rate floors had a strike price of 2.5% versus one-month and three-month LIBOR, and were sold at an imputed weighted-average LIBOR break-even level of 94 basis points, thus locking in a positive yield for the duration of the original remaining term. We continue to hold another $200 million in notional amount of interest rate floors, which have a 2.25% strike price versus one-month LIBOR and a remaining duration of 9.3 years.

Now on to noninterest income on Slide 8. Noninterest income for the first quarter of 2020 was $4.9 million, an increase of $1.8 million compared to $3.1 million in the fourth quarter of 2019, and a $2.9 million decrease compared to $7.9 million in the first quarter of 2019. The primary driver of the linked quarter increase was a $1.2 million gain on sale of securities and a $925,000 gain on the extinguishment of debt related to the termination of a $64 million FHLB five-year term advance, which was both issued and repaid within the quarter. Excluding the pre-tax gain on sale of $5.5 million for our San Marcos branch and business loan portfolio that was completed in March of 2019, noninterest income increased $2.6 million, or 109% when compared to the year ago comparable quarter. This increase was primarily due to the gain on sale of securities and a gain on extinguishment of debt discussed earlier, and by a $779,000, or 79%, increase in deposit related fees, partially offset by a $689,000 decrease in service fees related to off-balance sheet deposit sweeps.

Turning to Slide 9, noninterest expense for the first quarter of 2020 was $13.9 million, which compares to $13.7 million in the fourth quarter of 2019 and $13.5 million in the first quarter of 2019. The linked quarter increase of $182,000 was primarily due to increases in salaries and employee benefits, communications and data processing, offset by a decrease in professional services.

On to Slide 10, our securities portfolio totaled $964 million with a yield of 2.7% for the first quarter, up $67 million from a balance of $898 million at the end of 2019, with a corresponding yield of 2.68% during the fourth quarter of 2019. Our securities portfolio, when combined with our balance of cash and cash equivalents, represented 49% of total assets as of the end of the first quarter, with a combined balance of $1.1 billion. During the first quarter, we purchased $85.8 million in highly rated tax-exempt municipal bonds. These bonds were all fixed rate with a rating of single A plus or better.

Our loans at March 31, 2020 were $1.1 billion, a 7% increase compared to the linked quarter and a 32% increase compared to the first quarter of 2019. The increase from the fourth quarter of 2019 was driven by an increase in our mortgage warehouse lending and single-family correspondent loan originations. Overall, the credit quality of our loan portfolio is strong as our nonperforming assets totaled $5.1 million, or 22 basis points of total assets, at March 31, 2020. That is a decrease of $783,000 from the $5.9 million in nonperforming assets, or 28 basis points of total assets that we had at December 31, 2019.

On Slide 11, you can see a breakdown of the loan-to-value ratios for the majority of our loans held for investment. As Alan mentioned earlier, we manage the loan-to-value ratios on our real estate loans to relatively low levels, providing significant collateral protection from losses in the event of default. Our collateral level has helped contribute to our historically low charge-off levels, and is one of the key elements supporting our current level of our allowance for loan losses.

On Slide 12, we have provided a further breakdown of our commercial real estate loan portfolio based on collateral type. Our total exposure for loans collateralized by hospitality and retail was $108 million as of quarter end, with a weighted average loan-to-value of 40.2% for hospitality and 50.2% for retail. During the first quarter, we recorded a provision for loan losses of $367,000 which compares to no provision recorded in the 2019 fourth quarter. The level of our first quarter provision was based on modest increases in loan portfolio balances, our historically strong credit quality, and minimal loan charge-offs, and was largely influenced by the low to moderate loan-to-value margins in our commercial and multi-family real estate and single-family residential real estate loans as evidenced by weighted average loan-to-value ratios in the low to mid-50% range. Although there is significant uncertainly in the current economic environment due to the impact of the COVID-19 pandemic, we believe that our relatively low loan-to-value ratios, along with only modest exposure to the retail and hospitality sectors, provides lower probability of loss in the event of defaults in our portfolio.

We have been working very closely with our borrowers to provide necessary support under the current circumstances. As of April 24, 2020, we’ve provided payment deferrals to 22 of our commercial and multi-family residential borrowers, five of our single-family borrowers, and two of our commercial and industrial borrowers representing an aggregate loan value of $109.1 million.

Turning to Slide 13, our tier 1 leverage ratio was 10.98% at total Company level, and 10.33% at the bank level, with the bank ratio well in excess of the 5% minimum ratio to be considered well-capitalized under federal banking regulations. Our total risk-based capital ratio at 26.05% reflects the fact that a large proportion of our deposits are held in cash and high grade and highly liquid securities. Our loan-to-deposit ratio was 55.64% at the end of the quarter, a decrease of 2% compared to 2019 year end, as deposit growth of 10 percent exceeded loan growth of 7% during the quarter.

With that, I’d like to turn the call back to Alan for closing remarks.

Alan J. Lane, President and Chief Executive Officer

Thank you, Tony.

I want to take a moment to reiterate that we remain committed to partnering with our customers through this difficult time and doing our part to help move the economy forward. We are grateful to our employees and inspired by our customers who continue to demonstrate their resilience and ability to build businesses, despite the challenges in front of them.

The expansion we experienced in our digital currency platform during the first quarter was unprecedented, but we also believe our growth will continue to be non-linear. The average daily price of bitcoin during the first quarter was nearly flat compared to the fourth quarter, while the volume of bitcoin transactions was up roughly 75% during this same time period. We also saw market dislocation in the price of bitcoin during the middle of March which caused positions in the broader digital currency market to be unwound and institutional investors to hold more cash at the end of the quarter. As such, it’s difficult for us to estimate digital currency activity and related deposit balances in the second quarter and beyond. Nevertheless, as the digital currency markets grow, we expect our customers to continue allocating capital to the asset class.

In closing, we will continue to remain focused on building our business and expanding our platform, focusing on the things we have control over. Thank you again for your time today.

With that, I’d like to ask the Operator to open up the lines for any questions. Operator?

Operator

Thank you. We'll now be conducting a question-and-answer session. If you'd like to be placed in the question queue, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing star, one. One moment, please, while we poll for questions.

Our first question today is coming from Joseph Vafi from Canaccord. Your line is now live.

Joseph Vafi, Canaccord Genuity

Hey, guys. Good morning. Thanks for hosting the call, taking my questions.

I thought maybe we'd just jump in on the bitcoin side of the business first. Obviously, bitcoin's shown a lot of resilience, and I think that's a positive for your business model. Alan, I think you just provided a little bit of insight on the strength of bitcoin and what you're seeing so far in Q2. I was wondering if you could, perhaps, just go through some of the positives and perhaps some of the negatives of that bitcoin surge in price here as it relates to your initiatives and what you're working on.

Alan J. Lane, President and Chief Executive Officer

Sure. Thanks, Joe. Great to talk to you this morning. I think since Tony and I have been doing a lot of talking here already, I'll let Ben weigh in on that first question. Ben?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Thanks, Alan.

Yes, so I guess it probably is worth stating out of the gate here that Silvergate doesn't hold any bitcoin itself, or any other digital currencies. As you know, Joe, we facilitate the transfer of the U.S. dollar, so it doesn't have any sort of immediate balance sheet or income impact, if you will. That said, it's important to our business that the asset class is strong and maturing, and I think that we've seen that here in 2020.

Alan touched on some of the events that happened in the first quarter around the volume and the volatility, and we certainly saw the trading volumes and our strong market position lead to strong usage of the SEN, and I think the bitcoin trading volumes were up 75% and our transaction volumes were up 118%, so that really shows that customers are using our platform more than ever.

What we've found, and Alan mentioned this as well, is that it is difficult to estimate or correlate the price of digital currencies to our deposits because we do have such a broad ecosystem of both exchanges and institutional investors, many of which are executing different trading strategies within the asset class, so as the volatility picked up in March, we did see a fairly significant increase in deposits in the quarter of $447 million.

On a go-forward basis, we believe that our clients will allocate cash to the asset class in a very rational way, and so overall—and so, that's sort of our view going forward. The last thing I would say on this point is that as—what we've seen is that as the price increases, that provides more interest from investor segments that might not be—might not have an allocation to digital assets, and so, generally, in the time of price expansion, you also see institutional expansion in terms of the number of folks that are coming into the space, and we think that we're well-positioned for that as well.

Joseph Vafi, Canaccord Genuity

Okay. That's helpful. Then, as a follow-up on the SEN Leverage product, it's nice to see some progress there. How does the volatility that we've seen in the price of bitcoin now acting a lot better, has that changed the roadmap or the rollout here on the SEN Leverage product at all plan for this year?

Alan J. Lane, President and Chief Executive Officer

Yes, Joe, this is Alan again. Let me weigh in on that, and then we'll see if Ben has any follow-up comments.

One of the things that we were eager to test in the pilot was the mechanism by which we are—we monitor the price of the bitcoin collateral, and then also make the "margin calls" or our—whether our customers are covering collateral shortfalls and/or whether we have to liquidate bitcoin collateral. In order to really test that, you need to see some volatility in the asset class, and as Ben was just sharing, we saw quite a bit of volatility during the first quarter, and I'm happy to say that our monitoring worked well, and so, from our perspective, we believe that we have proven the concept, and now it's just a matter of continuing with our measured, steady rollout, being aware of the risk, etc., but we don't see any immediate change in the roadmap.

Ben, did you have anything to add?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes. I mean, when you think about our institutional investor clients, one of the last things they want to have done is their position liquidated, and when you think about the product, one of the key features to it is the SEN and the ability for our clients to bring—move collateral around 24/7 during turbulent times. Importantly, as it relates to SEN Leverage, we've enabled the capability to make loan draws and repayments over the API 24 hours a day, seven days a week, and so we really think that that feature is key to a time like March, because our clients can ultimately achieve capital efficiency and liquidate positions potentially in other places in order to make those margin calls, and so, as Alan said, we've been very pleased with how it performed in the first quarter.

Joseph Vafi, Canaccord Genuity

Great, and then maybe just one quick final one, I know you're not really providing guidance outlook at this point, but I was wondering if you had any high-level thoughts on where you're seeing that interest margin here for the rest of 2020? Thanks a lot.

Alan J. Lane, President and Chief Executive Officer

Yes, Joe, thanks for the question, and I think that's a great time for me to ask Tony to weigh in. Tony?

Antonio Martino, Chief Financial Officer

Yes, sure, Joe, so with net interest margin, firstly, it was—I want to make a comment that it was impacted by the brokered CD called premium, as I indicated, so we incurred premiums of $2.1 million to call and reissue part of our brokered CDs. That was part of our hedging strategy, the callable feature. We continued to lower the cost, so that had about a 39 basis point impact, so if you exclude that impact, our NIM on a normalized basis was right around 3.25%, which was pretty consistent with the fourth quarter, and there are several decisive actions that we undertook as rates came down in March, which we highlighted in the press release, so we—firstly, we sold $200 million of our floors. That's half of our total interest rate floors, and we locked in a benefit of about half a million dollars a quarter going forward for the duration—the remaining life of those floors.

We reduced the balance of our brokered CDs from what was $325 million at the end of the year to $143 million at the end of the quarter, and lowering the funding costs to 192 basis points, so—and then, lastly, we started very late in the quarter—last week had no real impact on the quarterly NIM, but we started investing in some high-quality municipal bonds. We added about $85 million to the portfolio at quarter end, and that was done partly to—as a bit of a divestiture, but also to supplement the NIM, so the aggregate impact of these items, although we typically don't like to give guidance, given so many moving parts impacting NIM, I'd say these factors give us an entry point around 300 basis points, 315 basis points going into the quarter, plus or minus five, and that assumes we don't call brokered CDs further, because we always do keep that flexibility, so in summary, as we've done in the past, we've got multiple levers to manage the NIM, and we won't hesitate to use those levers as the opportunities present themselves.

Joseph Vafi, Canaccord Genuity

Thanks very much.

Antonio Martino, Chief Financial Officer

You're welcome.

Operator

Thank you. Our next question today is coming from Eugene Koysman from Barclays. Your line is now live.

Eugene Koysman, Barclays

Good morning, and thank you for taking my questions.

Clearly, you had pretty strong SEN volume and digital currency-related deposit growth in the first quarter. Can you give us any incremental color on the deposit trends and the SEN transaction volume so far in the second quarter for April? Have you seen the same kind of trends, or has that subdued a bit?

Alan J. Lane, President and Chief Executive Officer

Sure. Eugene, this is Alan. Good morning. Thanks for joining, and thanks for the question.

While, as Tony just mentioned, we typically don't provide guidance on our—on a forward-looking basis, a couple of comments that we can make on the first quarter which will provide some insight; from a deposit level standpoint, if you dig in and look at the average balance of the deposits versus the period end, you can see that our—the average deposits only grew by about $100 million, while the period end number was up, as Ben mentioned, almost $450 million, so that gives you some insight into the late quarter surge.

We have seen a portion of those deposits leave the bank. We're still up over year end, but part of the reason that we, in fact, characterize this as institutional investors holding more cash at quarter end was because of what we did see in terms of the surge in March, and then a little bit of outflow now here in the first month of the second quarter, and then the other part of your question as it relates to SEN transaction volumes, we typically don't share monthly information, but what I can tell you is, in the first quarter, every month was higher than the previous month, and so it would not be a correct read to look at it and assume that all of that growth happened in the month of March. It was, essentially, each month of the quarter we were setting a new monthly record.

Ben, did you have anything to add?

Ben Reynolds, Executive Vice President and Director of Corporate Development

I think that's—yes.

Alan J. Lane, President and Chief Executive Officer

Cool.

Ben Reynolds, Executive Vice President and Director of Corporate Development

Nothing to add.

Eugene Koysman, Barclays

Thank you. That's very helpful. Also, can you tell us the clients' perception of your SEN Leverage product? Have the clients (inaudible) in terms of pricing, and just the other dynamics around?

Alan J. Lane, President and Chief Executive Officer

Yes. I'll let Ben address that. I'll just say up front that because we are in the pilot, we have a very limited sample size, but Ben, do you want to add any color?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes. I mean, I think as you look across the industry, there's a number of companies out there that are providing leverage that's slightly different than what we're doing, but their reports are showing that demand is strong, and we know that, historically speaking, if you wanted to trade the asset class, you had to have both U.S. dollars and digital currencies on platform on exchange, and so if you were using—if you were trading at five different exchanges, that's quite a bit of capital that you have to have spread across five different exchanges, and so—and in talking with exchanges, we know that they have a lot of demand for their customers that are looking for leverage and capital efficiency, and so if you think about—there's a few firms that are starting to come into the prime brokerage space, but there really isn't that large institutional player that's doing that, and so demand has been strong. As Alan mentioned, it is a pilot, and so we are continuing to do market research and understand what the key factors are that our clients are looking for there, but overall, demand and interest has been very high.

Eugene Koysman, Barclays

Thank you.

Operator

Thank you. Our next question today is coming from Michael Schiavone from KBW. Your line is now live.

Michael Schiavone, Keefe, Bruyette & Woods, Inc.

Hi guys. Thanks for taking my questions.

Alan J. Lane, President and Chief Executive Officer

You bet.

Michael Schiavone Keefe, Bruyette & Woods, Inc.

Can you guys please share how much of the deposit build was related to new customers in the quarter?

Alan J. Lane, President and Chief Executive Officer

Yes, Michael. This is Alan. We typically don't break out that level of detail. We do share the—both the number of customers and the deposit level by type, and we break that down into exchanges, institutional investors, and then all other, and so you can see a little bit that way, but typically what we find is that, as we onboard new customers, it takes a little while for them to actually get the deposits moved over, and so what we see on a kind of a rolling-quarter basis is that we'll see some growth, some very modest growth from new customers plus growth from customers that had maybe on-boarded the prior quarter, and then the rest of it is just fluctuations amongst individual accounts based on—in large part, on some of the volatility that we were talking about earlier.

Michael Schiavone, Keefe, Bruyette & Woods, Inc.

Okay. Thanks. That's helpful, and on credit, what are some of the qualitative assumptions that you guys made to drive the increase in the reserve, and how comfortable you are with credit outlook today?

Alan J. Lane, President and Chief Executive Officer

Yes, that's a great question, and I think I'll turn that one over to Tony. Tony?

Antonio Martino, Chief Financial Officer

Sure. Thanks, Alan.

Michael, on credit, certainly, the COVID impact is in everyone's frame. In terms of our provision, when we go back and look at our allowance for loan losses where our provision is at 96 basis points, it's up modestly versus year end. The biggest factor in determining our allowance is really the expectation of loss given default, and, as you know, all—the majority of our loans, potentially all of them, are collateralized by real estate, and we've traditionally maintained very conservative lending standards and low LTVs, which provides extra coverage in the event of default, so to answer your question directly, the driver of the increase really is more of the loan volume. Given our pretty low de minimis loss history over the last several years, most of our reserve is already driven by qualitative factors, so the move this quarter is not really impacted by that, but we're—again, given our loan-to-value ratios, and when you look at the sector, a lot of the significant increases are really driven by the unsecured portfolios, so we feel pretty good about where our provision is.

Michael Schiavone, Keefe, Bruyette & Woods, Inc.

Okay. Thank you, and do you guys have any updates out on fee growth opportunities from the Silvergate Exchange Network, and as a follow-up, are there any new products or services you guys are considering that we should consider as future growth opportunity?

Alan J. Lane, President and Chief Executive Officer

Sure, Michael. This is Alan. As far as fee income goes, as we shared in the earnings release, fee income was up. I am happy to say that it was essentially either flat or up in every individual category the way we split out the fee income components between SEN participation fees, transactional fees for using the broader bank cash management services, wire transfers, ACH, etc., as well as foreign currency exchange, and so all categories were up and/or flat, I should say, but we didn't have any category that was down in the first quarter, and then as far as new products, we've been talking a while about providing custody and settlement services for digital assets. That is still an ongoing project.

We don't have any product announcements to make at this time. We are very focused on continuing to complete the pilot for SEN Leverage, and eager to get that more broadly distributed in the second half of this year, and then—but the custody and settlement project is coming right behind it, so while we don't expect to have any impact from that product offering this year, we certainly are thinking about the potential benefits of providing that service for our customers as we move through the end of this year and into 2021.

Michael Schiavone, Keefe, Bruyette & Woods, Inc.

Great. That's all for me. Thanks, again, and stay well, guys.

Alan J. Lane, President and Chief Executive Officer

Thanks, Michael. You, too.

Operator

Thank you. Our next question today is coming from Ryan Todd from The Block Research. Your line is now live.

Ryan Todd, The Block Research

Good morning. Thanks for taking my call. I hope everyone's staying safe there.

I'm wondering if you could speak a bit to the Company's outlook on stablecoins, so it's my understanding that Silvergate works with the majority, if not all, the core U.S. stablecoin issuers, but I'm wondering if there are other opportunities out there to capture share, better service that market, and then a quick follow-up to that, also curious with the latest changes to the Libra white paper, if there's any interest from Silvergate in working with that initiative going forward? Thanks.

Alan J. Lane, President and Chief Executive Officer

Yes. Good morning, Ryan. Thanks for joining, and thanks for the question.

Yes, we obviously follow the stablecoin market very closely, and, as you mentioned, we do provide banking services for the stablecoin issuers in the United States that are the regulated stablecoin platforms, and as far as how we view that, we are thinking about whether or not Silvergate should be playing a more direct or active role beyond just providing the banking services for other issuers. How that evolves in the future is probably in the same category as I just put the custody and settlement product offering. It's something that we're watching very closely, and I'm going to ask Ben if he has any additional thoughts, and then maybe Ben can also address the second part of your question as it relates to Libra.

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes, so when you think about Silvergate as an infrastructure provider to the digital currency industry, one of the services that we provide are around cash management solutions, so these are wire and ACH transactions, and so if you think about it, at least in the shorter term, or short to medium term, people still need to get their—will need to get their fiat into stablecoins if they take off, and so one of the areas where we have a lot of conversations with our clients is around providing those cash management solutions to allow people to quickly get between fiat and stablecoin, and that's one of the things that SEN has solved as well, but just did it through a proprietary technology.

As it relates to Libra, as Alan said, we're very interested in all of the projects that are out there, and have had a number of conversations with folks. It's a very dynamic space, and something that—I think it's probably fair to characterize it as we're investigating it and we're keeping all of our options open in terms of working with various stablecoin participants and folks that are looking to launch stablecoins.

Ryan Todd, The Block Research

Really helpful color. Thanks. One final follow-up, if I may, just around enabling FX exchange capabilities to your customer base. Going forward, I'm wondering if there's any incremental color there on how that's been used this past quarter just given the recent strength of the dollar. Thanks.

Alan J. Lane, President and Chief Executive Officer

Sure. Ben, do you want to comment?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes, so when you think about the Silvergate Exchange Network, really what we have is on one side of the network we have exchanges, and on the other side of the network we have institutional investors, and the exchanges are looking for liquidity on their platforms, and the institutional investors are looking for capital efficiency. We know, and it's fairly well-documented, that clients in this space are somewhat underserved, and so that's part of our desire to go into custody and settlement and create that capital efficiency, as Alan was talking about.

The same is true for foreign exchange services, and so there's a lot of friction between moving between dollars and Euros or dollars and yen because usually those transactions are done with correspondent banks that may or may not be friendly to crypto, and so it ends up—more than anything, the friction ends up—it ends up taking time, and so we've been working for the last 18 months or so on creating a more fulsome FX offering, and we're continuing to see growth in that offering and growth in the fee income associated with it, so we think that it's a great opportunity and we're continuing to build in that area as well.

Ryan Todd, The Block Research

Great. That's all for me. Thanks.

Alan J. Lane, President and Chief Executive Officer

Thanks, Ryan.

Operator

Thank you. We've reached the end of our question-and-answer session. I'd like to turn the floor back over to Alan for any further or closing comments.

Alan J. Lane, President and Chief Executive Officer

Great. Thank you, Operator.

Well, thank you, everybody, for joining this morning. During this period of uncertainty, we’ll continue to work to maintain the safety and health of our employees, and we hope that everyone on this call stays safe as well.

While the outlook for the economy remains uncertain, our first quarter results clearly demonstrate the significant steps that we have taken to prepare for a digital world, as well as the competitive positioning and market acceptance of the SEN. We’re excited by the many opportunities that lie ahead to expand the SEN’s product offerings and further build the competitive advantage of our global payments network highlighted by the successful launch of the SEN Leverage Pilot. We look forward to updating you again on our second quarter call in July. Thanks again everybody for your time today. Have a great day.

Operator

Thank you. That does conclude today’s teleconference. You may disconnect your line at this time and have a wonderful day. We thank you for your participation today.